CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation of our report dated March 18, 2004, on the financial statements of Centrex, Inc. (the "Company") at December 31, 2003, for the period from inception (October 6, 1998) to December 31, 2003, and for the years ended December 31, 2003 and 2002, included in this Form 10-KSB Annual Report of Centrex, Inc. as of December 31, 2003, into the Company's Registration Statements on Form S-8 (File numbers 333-98957, 333-73972, 333-65448,
333-104316, 333-107398, 333-108758, and 333-110400) and the Company's
Registration Statement on Form SB-2 (File number 333-101593) and Form SB-2MEF (File number 333-102646).

Our report, dated March 18, 2004, contains an explanatory paragraph that states that Centrex, Inc. is a development stage company with insufficient revenues to fund development and operating expenses, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


TULLIUS TAYLOR SARTAIN & SARTAIN LLP

Tulsa, Oklahoma
March 29, 2004